Exhibit 10.1

AMENDED AND RESTATED 2006 INCENTIVE PAYMENT PLAN

March 20, 2006

THE COOPER COMPANIES, INC.

AMENDED AND RESTATED 2006 INCENTIVE PAYMENT PLAN

SECTION I - NAME

The name of this plan is the “2006 Incentive Payment Plan” (the “Plan” or “IPP”).

SECTION II - SCOPE

This Plan sets out the IPP guidelines for the following Business Units of The Cooper Companies, Inc. and its subsidiaries (the “Company” or “TCC”):

CooperVision and CooperVision Surgical (“CVI”) Consolidated

CooperSurgical (“CSI”) Consolidated

Corporate HQ

Where the terms of this Plan differ from the terms of any Participant’s employment or severance contract, the terms of such contract will dictate. No new such arrangements shall be entered into without the advance written approval of all of the following: The Company’s Chief Financial Officer (“CFO”), its Chief Operating Officer (“COO”), its President and Chief Executive Officer (“CEO”) and the Organization and Compensation Committee of the Board of Directors (the “Committee”).

SECTION III - PURPOSE

The purpose of the Plan is to provide incentives to officers and key employees of the Company who are in a position to contribute significantly to increasing (1) Revenue, (2) Income and (3) Adjusted Cash Flow, as defined in the Plan. The Plan also includes a discretionary pool designed to allow for a subjective evaluation of each Business Unit’s and/or Participant’s performance and for awards for achievement not otherwise adequately reflected in the awards tied to Revenue, Income or Adjusted Cash Flow.

SECTION IV - COMPENSATION PHILOSOPHY

It is the Company’s philosophy that:

•	All employees be paid a base salary that is competitive with salaries paid by comparable organizations, based on each employee’s experience, performance and geographical location.

•	Employees whose efforts achieve the goals outlined in Section III - Purpose, be provided with the opportunity to significantly increase their total compensation, via this Plan and certain other benefit plans.

SECTION V - DEFINITIONS

“Budget” or “Budgeted,” when used in conjunction with any measuring device under this Plan (e.g., Revenue Budget or Budgeted Revenue) shall mean the approved 2006 Budget for each Participant’s Business Unit, adjusted where appropriate to reflect acquisitions and/or divestitures in accordance with “deal sheets” approved by, and in the sole discretion of, the Board of Directors.

“Business Unit” shall mean any operating or headquarters unit so established by the Company. For the 2006 Plan, the designated Business Units are set out in Section II - Scope, above.

“Cash Flow” shall mean the following:

For Corporate Headquarters, Cash Flow is defined as the result of subtracting consolidated “Net cash and debt” at the beginning of the Year from “Net cash and debt” at the end of the Year. For purposes of this definition, “Net cash and debt” shall be the result of subtracting the sum of short and long-term debt (including capitalized leases) from cash and cash equivalents, all as recorded on the Company’s consolidated balance sheet, and in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).

For all other Business Units, Cash Flow shall mean Operating Income plus noncash charges (primarily depreciation), plus (minus) decreases (increases) in noncash and cash equivalent asset accounts, plus (minus) increases (decreases) in noninterest-bearing liability accounts other than income tax payable at the operating business level. The Intercompany account will be excluded from all determinations of Cash Flow.

For ALL measurements of Cash Flow, the balance sheet increases and decreases detailed above shall be the result of comparing the fiscal 2006 year-end balance sheet to the final ACTUAL balance sheet as at the end of fiscal 2005.

“Adjusted Cash Flow” shall mean the following:

For Corporate Headquarters, Corporate Headquarter’s Cash Flow less cash received for stock option exercises, and excluding the impact of consolidated capital expenditures.

For each other Business Unit, such Business Unit’s Cash Flow, excluding the amounts for capital expenditures.

“Eligible Individual” shall mean any person employed by the Company who is paid a salary or a fixed monthly amount, as distinguished from an hourly wage.

“Executive Management” shall mean the CEO, the COO and the CFO for purposes of administering this Plan.

SECTION V - DEFINITIONS (continued)

“Income” is defined as follows:

Business Unit	Definition
Corporate HQ	Consolidated net income exclusive of the effects of any required changes in accounting in accordance with GAAP.

All CVI Business Units	Net Operating Income for each individual Business Unit.

CSI	Operating Income

“Net Operating Income” shall mean the result of reducing Operating Income by an amount equal to the taxes computed by multiplying the Company’s consolidated Effective Tax Rate by Operating Income, both as defined below:

•	Operating Income - Revenue less the sum of cost of products sold (including third party royalties), selling, general and administrative expenses (including freight costs), research and development expenses, amortization of intangibles but excluding any reduction of operating income for nonrecurring acquisition and restructuring costs, and stock option expenses, all accounted for in accordance with the Policies and Procedures of the Company and GAAP and increased or decreased by foreign exchange gains or losses.

•	Effective Tax Rate - The rate derived by dividing consolidated provision for taxes by income from continuing operations before income taxes, both as per the Company’s consolidated statement of income and in accordance with GAAP, but excluding nonrecurring acquisition and restructuring costs.

“Participant” shall mean any Eligible Individual selected to have the opportunity to earn an award under the Plan in accordance with its terms.

“Revenue” shall mean net revenue accounted for in accordance with the Policies and Procedures of the Company and GAAP, including freight costs reimbursed by customers. In general terms, net revenue is the result of deducting from total gross revenue any returns, discounts, rebates and any sales tax charged to customers.

“Salary” shall mean the actual base salary paid to an Eligible Individual during the Year while a Participant in the Plan. No items of supplemental compensation (prior year bonus, relocation or automobile allowances, special stipends, etc.) will be considered part of Salary.

“Year” shall mean the fiscal year of the Company, which is November 1 through October 31.

SECTION VI - ELIGIBILITY FOR PARTICIPATION

Participation in the Plan will be offered to those Eligible Individuals who, in the opinion of the Company, are in a position to significantly influence the Company’s Revenue, Income and/or Cash Flow and Adjusted Cash Flow. Eligibility for participation shall be at the sole discretion of Executive Management.

SECTION VII - AWARD OPPORTUNITY

At the beginning of each Year, or as otherwise appropriate, the CEO of the Company, will classify each Participant into a category indicating his or her incentive opportunity for achievement of 100% of established goals. The incentive opportunity will range from 10% to 75% of Salary and may be adjusted upward or downward from the previous Year’s level.

SECTION VIII - DETERMINATION OF INCENTIVE PAYMENT

Each Participant’s incentive award opportunity will be based in part on the performance of the Business Unit of which Participant is a member and in part based on a discretionary evaluation of his or her performance. In the event that any Participant, other than members of Management covered by Rule 16(b) under the Securities and Exchange Act of 1934 (“16b Officers”), works for more than one Business Unit over the course of the Year, Executive Management shall, in its sole and absolute discretion, prorate IPP achievement; however, in no event shall any Participant receive a total IPP amount greater than the maximum amount that would have been payable had Participant been employed solely by the Business Unit which receives the greatest IPP achievement. The total award opportunity for Business Units will be the sum of assigned percentage weightings for Revenue, Income and Adjusted Cash Flow (together, “Quantitative Criteria”) and discretionary, as set out in Attachment I. At the discretion of Executive Management, the calculations for certain individual Participants’ quantitative incentive awards may be prorated between a Business Unit and Corporate Headquarters.

Goals for earning an award payment will be based on the percentage of Budget achievement generated for each of the Quantitative Criteria. Executive Management will provide the Committee a report on variances to the consolidated Budgets for Income and Cash Flow and Adjusted Cash Flow, highlighting key variances including nonrecurring, noncontrollable and/or discretionary items. The Committee may elect to include or exclude certain of these items for purposes of determining the overall Corporate HQ quantitative Budget achievement. Executive Management may exercise this same discretion in assessing the Budget achievement of each of the Company’s other Business Units. The amount of discretionary payments reflects the qualitative assessment of each individual Participant’s performance, by his or her supervisor, Senior Management and/or Executive Management. Executive Management will consult with the Committee before determining the overall level of achievement of each Business Unit’s discretionary criteria, the percentage achievements of which may vary from Participant to Participant. The level of achievement of both the quantitative and discretionary components for each of the 16b Officers shall be recommended by Executive Management to the Committee. The determination of the amounts of said components for each 16b Officer will be made by the Committee.

SECTION VIII - DETERMINATION OF INCENTIVE PAYMENT (Continued)

Each Quantitative Criteria will be measured separately for achievement of Budget. The matrix below indicates the level of IPP achievement that coincides with a given Budget achievement. Importantly, every one of the Quantitative Criteria must achieve at least 95% of Budget before the total IPP payment associated with Quantitative Criteria can exceed 100%. The IPP achievement of the discretionary portion may also range from 0% to a percentage deemed appropriate by Executive Management and, in the case of the 16b Officers, determined by the Committee after receipt of recommendations from Executive Management.

If Achievement is (2)	IPP (3) Achievement is
Less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%(1)
110%	150%
120% or more	200% (Maximum) (2)

(1)	This is the level indicated as the “Incentive Opportunity” in Section VII.

(2)	Executive Management reserves the right to adjust indicated levels for quantitative criteria where target figures are so small as to invite anomalous results.

(3)	The Committee in its discretion may reduce the bonus that otherwise would be payable based on satisfaction of the foregoing quantitative goals to take into account such qualitative factors as it may determine; provided however, the Committee may not reduce such bonus by more than 25%.

If achievement falls between the specific levels listed above, the IPP achievement will be interpolated to the nearest whole percent. For example, if the Budget achievement for Revenue was 97%, the IPP achievement (before applying weighting factors) for that particular portion would be 85%:

IPP achievement for 95% of Budget achievement	75%
Plus 40% (2/5ths) of next 25% (100% - 75%)	10%

IPP achievement for 97% of Budget achievement	85%

Specific examples of the award determination process are included as Attachment III.

SECTION IX - FORM OF PAYMENT

Payments under this Plan may be made in the form of a combination of cash and common stock of the Company. The percentage mix of the payment will be at the sole discretion of the Board of Directors of the Company, subject to the limitation that the stock portion of the payment will not exceed 50% of the total. Such determination will be made at the time the Board approves payments to be made under the Plan. Any common stock portion of the payment will be made in shares of restricted stock bearing a restriction of up to 30 days, at no cost to the Participant other than required payments for taxes.

SECTION X - TIMING OF AWARD PAYMENTS

Incentive award payments for each Participant will be made net of all required withholdings, and will be calculated and accrued in the appropriate Business Unit’s books from time to time during the Year based on projected results for Quantitative Criteria and a reasonable estimate of the discretionary percentage. The indicated payment for Quantitative Criteria plus a reasonable estimate of discretionary must be accrued for as at the end of each Year. No IPP payments for Quantitative Criteria in excess of the accrual balance will be made. Such accruals will be calculated based upon each Business Unit’s performance against Budget for the Year then ended as discussed above and illustrated in the attached examples. No payments will be made to any Participant until Executive Management has had an opportunity to review the results of the first two months of the subsequent Year. To the extent that such first two months results reflect negative anomalies that are determined by Executive Management to relate back to the previous Year, award payments for such Year may be delayed by Executive Management and, subject to approval by the Committee, may be decreased or canceled. The target date to release payments, therefore, will be January 31, 2006, subject to acceleration by Executive Management, in its sole and absolute discretion. Furthermore, no IPP payments, whether for achievement of quantitative and/or discretionary criteria, may be made respective of any year in which the Company’s net income does not achieve at least a minimum amount to be agreed each year by the Board of Directors and Executive Management.

SECTION XI - TERMINATION OF EMPLOYMENT

Except where required pursuant to a previously existing employment agreement (or extenuating circumstances, which will be handled on an ad hoc basis by Executive Management), any Participant whose employment is terminated by the Company prior to the end of the Year, or by the Participant prior to the payment for such Year for any reason other than death or retirement or disability consistent with the Company’s then current provisions for retirement and/or disability, will forfeit any opportunity to receive an award under the Plan for that Year.

In the case of a Participant’s retirement, disability or death, such Participant (or designated heir in the event of the Participant’s death) may, at the discretion of Executive Management, be eligible to receive a pro rata payment under the Plan for the period prior to cessation of active full-time employment. Pro rata payments will be made concurrently with other payments under the Plan.

SECTION XII - NEW HIRES AND PROMOTIONS

Individuals hired or promoted during the Year may become Participants in the Plan subject to the approval of Executive Management. Partial Year Participants may be eligible to earn a pro rata award. Separate pro rata calculations will be made for any Participant who is promoted to a higher Incentive Opportunity during the Year.

SECTION XIII - GENERAL PROVISIONS

(1)	Each Participant shall treat as personal and strictly confidential any and all information related to Participant’s inclusion in the Plan.

(2)	The expenses of administering the Plan shall be borne by the Company.

(3)	No employee has any right or claim to be a Participant in the Plan or to receive a payment under the Plan.

(4)	Participation in the Plan does not provide any employee the right to be retained in the employment of the Company.

(5)	A Participant may not assign or transfer any rights under the Plan. Any attempt to do so will invalidate those rights.

(6)	The Plan shall be subject to all applicable federal and state laws and regulations. Payments made under the Plan shall only be made to the extent permitted by such laws and regulations, subject to all applicable taxes.

SECTION XIV - AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Board of Directors of the Company.

SECTION XV - ADMINISTRATION AND INTERPRETATION

Executive Management shall be responsible, in its sole discretion, for administration of the Plan, and the Committee shall be responsible for interpretation of this Plan. Such interpretations shall be final.

Attachments:	I	Weighting Factors
	II	List of Participants and Levels of Participation
	III	Example of Award Determinations

Budgets:	2006 Budgets	–	Previously provided in the 2006 Budget Presentation approved by the BOD, except that Cash Flow and Adjusted Cash Flow will be revised to launch off certified 10/31/05 balance sheet and except for changes for acquisitions or any other changes approved by the Committee.

2006 IPP Plan

ATTACHMENT I

WEIGHTING FACTORS

—— Weighting Percentages of IPP Entitlement Factors ——

	Revenue	Income	Adjusted Cash Flow	Discretionary	Total
All CVI Units	35	20	20	25	100
All CSI Units	35	20	20	25	100
Corporate HQ	35	20	20	25	100

Each of the Quantitative Criteria must achieve at least 95% of Budget before the total IPP payment associated with the Quantitative Criteria can exceed 100%.

2006 IPP PLAN

ATTACHMENT II

LIST OF NAMED EXECUTIVE OFFICERS AND LEVELS OF PARTICIPATION

NAME	TITLE	BUDGETED 2006 SALARY	FY 2006 IPP ELIGIBILITY %
A. Thomas Bender	Chairman of the Board, President and Chief Executive Officer	$725,000	75%
Gregory A. Fryling	President and Chief Operating Officer, CooperVision Inc.	$425,000	65%
Carol R. Kaufman	Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer	$312,500	50%
Steven M. Neil	Vice President and Chief Financial Officer	$367,500	55%
Robert S. Weiss	Executive Vice President and Chief Operating Officer	$462,300	65%

2006 IPP Plan

ATTACHMENT III

EXAMPLE OF AWARD DETERMINATION — OPERATING UNIT

		Budget Achievement/ IPP Achievement
		Budget Ach.		IPP Ach.
		Less than 85%		0%
Assume Discretionary = 100% Achievement:		85%		25%
Weighted Discretionary (A)	25%	86%		30%
		87%		35%
Quantitative: (Budget Achievements Example Only)*		88%		40%
		89%		45%
Revenue:		90%		50%
Weight	35%	91%		55%
% Achievement of Budget	110%	92%		60%
% IPP Achievement	150%	93%		65%
Weighted Revenue (B)	53%	94%		70%
		95%		75%
Income:		96%		80%
Weight	20%	97%		85%
% Achievement of Budget	96%	98%		90%
% IPP Achievement	80%	99%		95%
Weighted Income (C)	16%	100%		100%
		101%		105%
Adjusted Cash Flow:		102%		110%
Weight	20%	103%		115%
% Achievement of Budget	100%	104%		120%
% IPP Achievement	100%	105%		125%
Weighted Adjusted Cash Flow (D)	20%	106%		130%
		107%		135%
Total Payment:		108%		140%
% (A+B+C+D)	114%	109%		145%
		110%		150%
		111%		155%
		112%		160%
		113%		165%
		114%		170%
		115%		175%
		116%		180%
		117%		185%
		118%		190%
		119%		195%
		120	% & up	200%

*	For CVI and Corporate HQ Participants, payments calculated for the Quantitative criteria are limited to the lesser of (x) the calculated amounts or (y) the IPP Pool. See Section I